Exhibit 99.(h).8

AMENDMENT NO. 13 TO

SERVICES AGREEMENT

This 13th Amendment to the Agreement (as defined below) (“Amendment”) is made effective as of the 1st of September, 2019, by and between John Hancock Alternative Risk Premia Fund, a new series of the John Hancock Investment Trust, and (ii) the John Hancock Alternative Risk Premia Offshore Subsidiary Fund, Ltd., a Cayman, company organized under the Companies Law of the Cayman Islands (the “Cayman Subsidiary”), each entity listed on Schedule 4 to the Agreement (each, a “Fund” and all such Funds and the Cayman Subsidiary collectively, the “Clients”), on behalf of itself, if it has no separate series listed on Schedule 4, or if it has one or more separate series listed on Schedule 4, on behalf of each such series, severally and not jointly, and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 4400 Easton Commons, Columbus, Ohio 43219 (“Citi’’ and together with the Clients, the “Parties”).

For avoidance of doubt, this Amendment shall be treated as if each entity set forth on Schedule 4 had executed a separate Amendment with Citi, and there shall be no cross-liability or cross-collateralization between such entities.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Parties, other than the Cayman Subsidiary, have executed, severally and not jointly, a Services Agreement dated March 3, 2014, as amended, pursuant to which Citi provides certain services to the Clients (“Agreement”);

WHEREAS, the Parties wish to add certain provisions relating to Service Data and Data Suppliers (as such terms are defined below) as section 5(H) of the Agreement; and

WHEREAS, the Parties desire to amend Schedule 4 to the Agreement to add the Cayman Subsidiary and the John Hancock Alternative Risk Premia Fund as a new series to the John Hancock Investment Trust,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Section 5. Section 5(H) is hereby added as a new section to the end of Section 5 of the Agreement as described below.

(H)	Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

i.	Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally (except, that Client may include a limited amount of Service Data (a) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (b) in prospectuses and marketing materials, and (c) in order to fulfil a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Client will reasonably cooperate with any audit by Data Suppliers or their affiliates regarding Client’s use of data sourced from

Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

ii.	In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to Client’s use of their data (including Data Supplier policies (the “Data Supplier Policies”)) and Client shall comply with such Policies provided Client has received written notice of the Data Supplier Policies. A Data Supplier may amend the Policies, with prior notice to Client, from time to time. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with prior written notice; and (y) require Client to enter into an agreement with it directly as a condition of Client’s receipt of its data.

iii.	The termination of a license agreement allowing Service Provider to provide the Service Data or allowing Client to use Service Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Service Data (or related data or reports) as part of the Services shall be terminated. In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Service Data, subject to the Change Control Process.

iv.	Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

v.	Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.

vi.	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.

vii.	The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

viii.	If Client is located in Australia, Client hereby represents that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act.

2.	Amendment to Schedule 4. Schedule 4 to the Agreement is hereby deleted and replaced in its entirety with Schedule 4 attached hereto.

3.	Other Terms Apply. Except as set forth herein, all other terms and conditions of the Agreement apply, including, subject to §12(A) of the Agreement, the appendices and schedules annexed thereto.

4.	Miscellaneous.

a.	Paragraph headings are included for convenience only and are not to be used to construe or interpret this Amendment.

b.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*         *         *         *         *

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf, by and through their duly authorized officers or representatives, as of the date set forth above.

CITI FUND SERVICES OHIO, INC.		ON BEHALF OF EACH CLIENT LISTED ON SCHEDULE 4, SEVERALLY, AS INDIVIDUAL AND SEPARATE CLIENTS, AND NOT JOINTLY
By:	/s/ Jon Gezotis	By:	/s/ Salvatore Schiavone
Name:	Jon Gezotis	Name:	Salvatore Schiavone
Title:	Vice President	Title:	Treasurer

SCHEDULE 4 TO SERVICES AGREEMENT

LIST OF FUNDS

MANAGEMENT INVESTMENT COMPANY & FUND NAME

JOHN HANCOCK BOND TRUST

John Hancock ESG Core Bond Fund

John Hancock Short Duration Bond Fund

JOHN HANCOCK FUNDS II

Asia Pacific Total Return Bond Fund (formerly Asia Total Return Bond Fund)

Emerging Markets Debt Fund

Emerging Markets Fund

Global Equity Fund

International Small Cap Fund

International Small Company Fund

International Value Fund

International Growth Stock Fund

Multi-Asset Absolute Return Fund (f/k/a Global Absolute Return Strategy Fund)

Fundamental Global Franchise Fund

International Strategic Equity Allocation Fund

JOHN HANCOCK FUNDS III

John Hancock Global Shareholder Yield Fund

John Hancock International Growth Fund

JOHN HANCOCK INVESTMENT TRUST

John Hancock International Dynamic Growth Fund

John Hancock Emerging Markets Equity Fund

John Hancock Global Thematic Opportunities Fund

John Hancock ESG Large Cap Core Fund

John Hancock ESG All Cap Core Fund

John Hancock ESG International Equity Fund

John Hancock Diversified Real Asset Fund

John Hancock Diversified Macro Fund

John Hancock Alternative Risk Premia Fund

John Hancock Diversified Macro Offshore Subsidiary Fund, Ltd.*

John Hancock Alternative Risk Premia Offshore Subsidiary Fund, Ltd.**

JOHN HANCOCK VARIABLE INSURANCE TRUST

Emerging Markets Value Trust

Global Trust

International Equity Index Trust

International Small Company Trust

International Value Trust

International Growth Stock Trust

*Fund is a company registered under the laws of the Cayman Islands and is a wholly-owned subsidiary of John Hancock Diversified Macro Fund a series under the John Hancock Investment Trust.

**Fund is a company registered under the laws of the Cayman Islands and is a wholly-owned subsidiary of John Hancock Alternative Risk Premia Fund a series under the John Hancock Investment Trust.

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